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                                                                   EXHIBIT 10.22

VIA OVERNIGHT DELIVERY

April 14, 1999


Mr. Paul Little
4544 Daffodil Trail
Plano, Texas 75093

Dear Paul:

We are pleased to offer you the position of Senior Vice President of Human Resources for RMH Teleservices, Inc. You will be based out of our Bryn Mawr, PA.

The terms of your employment with RMH are as follows:

1.   Base Salary - 140,000 per annum, through September 1999, an increase in
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     October 1999 to $150,000 per annum and an increase in October 2000 to
     $160,000 per annum. Annual salary increases each year thereafter will be determined by management.

2.   Start Date - Monday, May 3, 1999.
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3.   Signing Bonus - You will be entitled to a signing bonus of $30,000.
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4.   Options - You will be granted options, pursuant to the RMH Teleservices,
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     Inc., 1996 Stock Incentive Plan to purchase 40,000 RMH common shares at the closing price on the day of the grant. The options for 25% of the shares will vest when you have been employed by RMH for one year and an additional 25% of the shares will vest at the end of the second, third and fourth year of employment respectively.

5.   Annual Bonus - You may be eligible to receive an Annual Bonus of up to 50%
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     of your base salary. Your bonus for fiscal year 1999 is $70,000 and will be advanced on your start date. Beginning in fiscal year 2000, your minimum annual bonus is $30,000 and will be paid in equal monthly installments coordinated upon your continued employment at the time each installment is due. The remaining portion of the annual bonus will be paid conjunction with the normal corporate bonus pay plan.

6.   Vacation - Four (4) weeks paid vacation annually.
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7.   Miscellaneous - You will be issued a company credit card to be used for all
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     business expenses.
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Mr. Paul Little
April 14, 1999
Page Two


8.   Moving Expenses - RMH will reimburse you for reasonable relocation expenses
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     for your move to the Philadelphia area. These expenses include but are not limited to; costs to sell your Plano residence, transportation and storage of household goods, temporary living arrangements, transportation for you and your family and costs associated with the purchase of your home in the Philadelphia area (points, taxes, etc.). If you are in a duplicate mortgage situation, RMH will pay the lessor of your two mortgages for a period of up to six months. Relocation expenses, with the exception of mortgage points, will be grossed up for tax purposes.

9.   Benefits - You will be eligible to participate in RMH's benefit plan which
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     consists of medical, dental, prescription, vision, life insurance, and long term disability insurance. Any COBRA payments, if any, will be covered by RMH for the 60 day-lag period before benefits eligibility. Enrollment in 401(k) after 1 year of service which includes an employer match as defined in the plan.

10.  Non-Compete, Trade Secrets, Etc. - From the Start Date until 12 months
     --------------------------------
     following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, engage in any capacity or be financially interested in any business operating within the United States or Canada which provides telemarketing services materially the same as the services the Company provides to third parties, or any other business activities which are materially the same and which are in direct competition with the Company at the time of your termination, or any other business activities which are materially the same as those provided by the Company for any of the Company's past, present or prospective clients, customers or accounts. Additionally, from the Start Date until 12 months following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, employ, induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate employment or any other relationship with the Company. You will not use for your own personal benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person firm or company other than the Company, any confidential information of the Company during the term of your employment and for a period of five years after you cease to be employed by the Company, for any or no reason whether initiated by you or the Company. At the termination of your employment with the Company you shall return to Company all copies of confidential information in any medium, including computer tapes and other forms of data storage. Any and all writing, inventions, improvements, processes, procedures and/or techniques which you may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when you are an employee, which relate to or are useful in connection with the Company's business or with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.
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Mr. Paul Little
April 14, 1999
Page Three


11.  Severance - If the Company terminates your employment without Cause, you
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     shall be entitled to your then current Base Salary payable for a period of
     12 months plus a one time relocation allowance, if necessary, not to exceed $75,000 following such termination so long as you execute and do not revoke a separation agreement and general release agreement acceptable to the Company. Cause shall include your breach or neglect of the material duties you are required to perform under this Agreement, your conviction of a felony or a crime of moral turpitude or your entering into an plea of nolo contendere (or similar plea) to a charge of such an offense, your use of alcohol or any unlawful controlled substance while performing your duties under this Agreement and/or such use materially interferes with the performance of your duties under this Agreement, you commit any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company, you materially violate a rule, regulation, policy or plan governing employee performance or an express direction of the Board, you engage in any unauthorized disclosure of confidential information of the Company or you act in a manner that is materially contrary to the best interest of the Company.

12.  MBA - RMH will pay for the remaining portion of the EMBA program of your
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     choice, including expenses associated with the travel and a mandatory two week international trip in Spring 2000. You will be given paid time off to attend the classes.


Please confirm your acceptance by signing and dating the space below. Retain one copy of the letter for yourself and return the original as soon as possible.

We welcome you to RMH with confidence that our association will be mutually enjoyable.

Sincerely,





John A. Fellows
Chief Executive Officer


Accepted By:



                                    4/14/99
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Paul Little                   Date